EXHIBIT 99.1

CYTRX CORPORATION ANNOUNCES GLOBAL STRATEGIC LICENSE WITH NANTCELL INC.
FOR ALDOXORUBICIN, AN ALBUMIN MEDIATED CHEMOTHERAPEUTIC

NantCell to Expand the Development of Aldoxorubicin into Multiple Tumor Types in Combination with Immuno-Oncology and Cell-Based Therapies

CytRx will receive up to $356 Million in a Strategic Investment and Milestones
 in Addition to Royalties

LOS ANGELES – July 28, 2017 /PRNewswire – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today announced that it has entered into a global strategic license with NantCell, Inc., for the exclusive rights to develop and commercialize aldoxorubicin for all indications.  NantCell, a private subsidiary of NantWorks, LLC, is a clinical stage immuno-oncology company focused on developing novel molecularly targeted therapeutics including antibody, T-cell and NK cell based treatments for patients with cancer.

"We are excited to forge this new relationship with NantCell. They are committed not just to bringing aldoxorubicin to the market for patients with soft tissue sarcomas, but to expand aldoxorubicin's potential use in combination with both immuno-oncology and cell based therapies to better serve patients suffering from cancer," said Steven A. Kriegsman, CytRx's Chairman and Chief Executive Officer.  "This license and strategic investment will put aldoxorubicin in the hands of a committed partner who pioneered the development of albumin based chemotherapeutics, and will allow CytRx to continue to create new ultra-high potency drug candidates based on our LADRTM technology platform. Aldoxorubicin will clearly benefit from the first-hand experience of the NantCell management team led by Dr. Patrick Soon-Shiong, who developed and gained regulatory approval under a 505(b)(2) pathway and commercialized Abraxane®, an albumin-mediated cytotoxic agent which currently grosses approximately $1 billion in annual sales."

"Aldoxorubicin's distinct profile makes it the first anthracycline to allow for continuous dosing without increasing cardiac toxicity which would be beneficial for the 17 indications for which doxorubicin is currently approved and other indications where it could provide benefit," stated Dr. Soon-Shiong, NantCell's Chairman and Chief Executive Officer.  "We aim to rapidly incorporate aldoxorubicin into multiple treatment protocols for major tumor types like breast and brain cancers as well as sarcomas."

Under the terms of the license agreement, NantCell made a strategic investment by purchasing $13 million of CytRx common stock at $1.10 per share, representing approximately a 92% premium to CytRx's most recent market price.  CytRx is entitled to receive up to an additional $343 million in milestone payments related to regulatory approvals and commercial milestones for aldoxorubicin.  In addition, CytRx will receive increasing double-digit royalties for sales of aldoxorubicin for soft tissue sarcomas and mid to high single digit royalties for all other indications.  NantCell will be responsible for all future development, manufacturing and commercialization expenses.  CytRx also issued NantCell a warrant to purchase up to 3 million shares of common stock at $1.10 over the next 18 months.
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Aldoxorubicin is a rationally-engineered cytotoxic which combines doxorubicin, a widely used chemotherapeutic agent, with a novel linker molecule that binds directly and specifically to circulating albumin, the most abundant protein in the bloodstream.  Protein-hungry tumors concentrate albumin, which facilitates the delivery of the linker molecule with the attached doxorubicin to tumor sites.  In the acidic environment of the tumor, but not the neutral environment of healthy tissues, doxorubicin is released. Typically, doxorubicin is delivered systemically and is highly toxic, which limits its dose to a level below its maximum therapeutic benefit. Doxorubicin also is associated with many side effects, especially the potential for damage to heart muscle at cumulative doses greater than 450 mg/m2. Using this acid-sensitive linker technology, aldoxorubicin delivers greater doses of doxorubicin (3 ½ to 4 times). To date, there has been no evidence of clinically significant effects of aldoxorubicin on heart muscle, even at cumulative doses of drug well in excess of 6,500 mg/m2 of doxorubicin equivalents. Aldoxorubicin is the first-ever single agent to show superiority over doxorubicin in a randomized clinical trial in first-line soft tissue sarcomas.

In addition, CytRx has amended its long-term loan facility and will make a payment of $5 million to the lender upon the closing of the exclusive global license and strategic investment for aldoxorubicin.

CytRx was represented by Skadden, Arps, Slate, Meagher & Flom LLP on the global license and strategic investment.

About NantCell, Inc.
NantCell, an entity controlled by Dr. Patrick Soon-Shiong, is an immuno-oncology company focused on the discovery of innovative antibody, T cell and NK cell based treatments by developing molecularly targeted therapeutics, based on the proteomic profile of the patient's tumor, independent of the cancer's anatomical type.

NantCell's mission is to make obsolete the standard method of clinical trial design of "trial and error" and replace it with a level of quantitative predictability based on both the genomic and proteomic profile performed a priori. The Company will tap into comprehensive "omic" analytic tools and "big data" generated from supercomputing to develop molecularly designed drugs in this era of genomics and proteomics and identify patients and their tumor signature at the most granular cellular, DNA and protein levels. Patients entering clinical trials would be identified after a comprehensive "omic" analysis from tissue to cell to DNA to RNA to protein to peptide to drug, and tested based on this molecular profile to maximize clinical outcome and minimize side effects.  Through these integrated diagnostic methods, the company is pursuing the vision of treating the biology of cancer rather than the anatomy, and drive the immune system inherited by all to defeat cancer.  For more information please visit www.nanthealth.com and follow Dr. Soon-Shiong on Twitter @Dr.PatSoonShiong.

About CytRx Corporation
CytRx Corporation is a biopharmaceutical company specializing in research and clinical development of novel anti-cancer drug candidates that employ linker technologies to enhance the accumulation and release of drug at the tumor.  Aldoxorubicin, CytRx's most advanced drug conjugate, is an improved version of the widely used chemotherapeutic agent doxorubicin.  CytRx is also rapidly expanding its pipeline of ultra-high potency oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx's expertise in albumin biology and linker technology for the development of a new class of potential breakthrough anti-cancer therapies.
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Forward-Looking Statements
This press release contains forward-looking statements. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks and uncertainties relating to: the ability of NantCell, Inc., to obtain regulatory approval for its products that use aldoxorubicin; the ability of NantCell Inc. to manufacture and commercialize products or therapies that use aldoxorubicin; the amount, if any, of future milestone and royalty payments that we may receive from NantCell; our ability to develop new ultra-high potency drug candidates based on our LADRTM technology platform; and other risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
CytRx Corporation
David J. Haen
Vice President, Business Development and Investor Relations
(310) 826-5648, ext 304
dhaen@cytrx.com

Media Contact:
Argot Partners
Eliza Schleifstein
(973) 361-1546
 eliza@argotpartners.com
Investor Relations Contact:
Argot Partners
Michelle Carroll
(212) 600-1902
 michelle@argotpartners.com
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